Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF GLOBAL EPOINT, INC.

(ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following unaudited consolidated pro forma statements of operations for the year ended December 31, 2003 give effect to the acquisition of AirWorks Electronic and Installation Division by Global ePoint, Inc., as if this transaction had all occurred on January 1, 2003. The following unaudited consolidated pro forma balance sheet as of December 31, 2003 gives effect to this transaction as if the acquisition occurred on December 31, 2003. Upon consummation of this transaction, the combined company intends to maintain its fiscal year end of December 31.

The pro forma adjustments are based upon available information and certain assumptions that the management of Global ePoint, Inc. believes are reasonable under the circumstances. The pro forma consolidated financial information is not necessarily indicative of operating results or financial position that would have been achieved had the transactions been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The pro forma consolidated financial information should be read in conjunction with the consolidated financial statements of Global ePoint, Inc. and the financial statements of AirWorks Electronic and Installation Division, both for the fiscal year ended December 31, 2003.

The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting. Accordingly, the total purchase cost will be allocated to the tangible and intangible assets acquired and liabilities assumed by Global ePoint, Inc. based on their respective fair values.

The allocation of the aggregate purchase price is preliminary. The actual purchase accounting to reflect the fair values of the assets to be acquired and liabilities to be assumed by Global ePoint, Inc. will be based upon valuation analysis that are not yet complete and management’s evaluation of such assets and liabilities. Accordingly, the pro forma consolidated financial information presented herein is subject to change pending the final purchase price determination and allocations. Management does not expect that differences between the preliminary and final purchase price allocations will have a material impact on the combined company’s pro forma financial position or results of operations. However, there can be no assurances until completion of the valuation analysis.

GLOBAL EPOINT, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATING PRO FORMA BALANCE SHEETS

AS OF DECEMBER 31, 2003

	Airworks Electronic and Installation Division	Global ePoint, Inc. and Subsidiaries	Pro Forma Adjustments to Acquisition	Adjusted Consolidated Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$1,644	$—	$1,644
Accounts receivable, net	2,425	1,737	(2,425)	1,737	(a)
Accounts receivable - related parties	—	3,876	—	3,876
Other current assets	—	217	—	217
Inventories	194	2,981	—	3,175

Total current assets	2,619	10,455	(2,425)	10,649

PROPERTY AND EQUIPMENT, net	206	376	—	582

OTHER ASSETS:
Deposits	—	991	—	991
Product certifications	—	—	550	550	(b)
Goodwill	—	3,243	2,500	5,743	(b)
Card dispensing equipment, net	—	984	—	984

Total other assets	—	5,218	3,050	8,268

Total assets	$2,825	$16,049	$625	$19,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$972	$839	$(972)	$839	(a)
Accounts payable - related parties	—	5,537	—	5,537
Customer deposits	443	—	(443)	—	(a)
Loans from stockholder	—	155	—	155
Accrued liabilities	99	751	51	901	(a) (c)
Contract payable	—	—	3,300	3,300	(c)

Total current liabilities	1,514	7,282	1,936	10,732
Contract payable	—	53	—	53

Total liabilities	1,514	7,335	1,936	10,785

STOCKHOLDERS’ EQUITY:
Common stock	—	324	—	324
Additional paid-in capital	1,311	7,894	(1,311)	7,894
Retained earnings	—	496	—	496

Total stockholders’ equity	1,311	8,714	(1,311)	8,714

Total liabilities and stockholders’ equity	$2,825	$16,049	$625	$19,499

GLOBAL EPOINT, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATING PRO FORMA STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Airworks Electronic and Installation Division	Global ePoint, Inc. and Subsidiaries	Pro Forma Adjustments to Acquisition	Adjusted Consolidated Pro Forma
REVENUE
Net sales	$6,740	$21,393	$—	$28,133
COST OF SALES	3,894	17,191		21,085

GROSS PROFIT	2,846	4,202	—	7,048

OPERATING EXPENSES:
Depreciation and amortization	55	66	110	231	(d)
General and administrative	2,830	2,104	—	4,934
Selling and marketing	—	1,343	—	1,343
New product start-up	—	855	—	855
Research and development	—	514	—	514

Total operating expenses	2,885	4,882	110	7,877

LOSS FROM OPERATIONS	(39)	(680)	(110)	(829)

OTHER INCOME (EXPENSES):
Interest expense	—	—	(198)	(198	) (e)
Other income	—	257	—	257

TOTAL OTHER INCOME (EXPENSE)	—	257	(198)	59

LOSS BEFORE INCOME TAX	(39)	(423)	(308)	(770)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(39)	$(423)	$(308)	$(770)

LOSS PER SHARE, Basic and Diluted	$—	$(.05)	$—	$(.10)

WEIGHTED AVERAGE SHARES	—	7,848	—	7,848

(a) - The acquisition included certain assets of AirWorks Electronic and Installation Division including inventory, equipment, certain product certifications from the Federal Aviation Administration, customer lists, and business processes. Accounts receivable, accounts payable, and accrued expenses were not acquired or assumed. Balances which were not acquired or assumed in the acquisition were removed from the pro forma balance sheet accordingly.

Certain historical balance sheet and statement of operations line items have been reclassified for conformity purposes in these consolidated pro forma statements.

(b) - Allocation of the purchase price was as follows:

Cash paid	$3,300
Acquisition costs (estimated)	150

Purchase price	3,450
Net assets acquired:
Inventory	(194)
Equipment	(206)
Product certifications	(550)

Allocation to goodwill	$2,500

(c) - The cash consideration and acquisition costs were allocated to liabilities for the purposes of pro forma presentation.

(d) - Product certifications were amortized on a straight-line basis over five years.

(e) - Interest expense was recorded at 6% per annum for the purchase consideration allocated to contract payable.